Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in this Registration Statement on Form S-1 pertaining to LandBridge Company LLC of our report dated May 28, 2024, with respect to the balance sheets of East Stateline Ranch as of December 31, 2023 and 2022, and the related statements of operations, changes in net investment, and cash flows for the years then ended, and the related notes to the financial statements. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Weaver and Tidwell, L.L.P
WEAVER AND TIDWELL, L.L.P.

Midland, Texas

June 24, 2024